Exhibit 10.3

                              MACROCHEM CORPORATION
                               110 Hartwell Avenue
                       Lexington, Massachusetts 02421-3134

                                                      September 12, 2005


BY HAND DELIVERY

Mr. Thomas C. K. Chan, Ph.D
Vice President of Research and Development,
  Chief Technology Officer
c/o MacroChem Corporation
110 Hartwell Avenue
Lexington, Massachusetts 02421-3134

Dear Thomas:

    The purpose of this letter is to confirm the agreement between you and MacroChem Corporation ("MACROCHEM" or the "COMPANY") concerning your remaining employment, your separation from the Company, and your severance arrangements, as follows:

1. TRANSITION PERIOD. From the date of this Agreement until November 30, 2005 (the "SEPARATION DATE"), you will continue to be employed by the Company in your current position (the "TRANSITION PERIOD"). You agree not to resign from your employment prior to November 30, 2005, without the prior written consent of the Company, which consent will not be unreasonably withheld.

2. SALARY. Within five (5) business days of the effective date of this Agreement, as defined below, you will receive a lump sum payment equal to $35,351.92, which amount consists of (i) $29,436.92 representing pay, at your rate of pay in effect on August 31, 2005, for the vacation days you have earned but not used as of the date hereof, PLUS (ii) $5,915.00 representing base salary, which as of September 1, 2005 shall be $455 per week, for the period beginning September 1, 2005 and ending November 30, 2005 (the "SALARY PAYMENT").

3. DUTIES DURING THE TRANSITION PERIOD. During the Transition Period, you agree to cooperate fully with the Company and to devote to the Company your best efforts, professional judgment, skill and knowledge, and such professional time as is necessary to assist the Company in winding down and selling its business and assets. The Company acknowledges that you will be actively seeking new employment during the Transition Period and agrees that you may arrange reasonable time off to pursue such new employment, provided that it does not interfere with your obligations to the Company under this Agreement .

4. SEVERANCE. In consideration of your acceptance of this Agreement, the Company will provide you, within five business days of the effective date of

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this Agreement, as defined below, with a lump sum severance payment equivalent to nine (9) months of your base salary in effect on August 31, 2005, LESS an amount equal to the Salary Payment.

5. HEALTH AND DENTAL BENEFIT. Subject to your meeting in full your obligations under this Agreement and executing in a timely manner (and without revocation) the release of claims attached hereto as EXHIBIT A following, but within forty-five days of, the Separation Date (or following, but within 45 days of, such earlier date as may be specified by the Company), the Company will pay you a lump sum payment on the Separation Date equal to $14,781.60 (the "BENEFIT PAYMENT"). The Benefit Payment shall be made to you within 5 days of the later of (i) the effective date of said release of claims (that is, the day after the expiration of the seven day revocation period provided for in the release) and
(ii) the Company's receipt of a signed release of claims.

6. DEDUCTIONS. All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

7.  ACKNOWLEDGMENT OF FULL PAYMENT, STATUS OF BENEFITS AND OTHER MATTERS.

    (a) You agree that except as provided under this Agreement, no further compensation is owed to you, whether for services provided to the Company or otherwise. Without limiting the generality of the preceding sentence, you also acknowledge that you will not be eligible to receive any further bonus or other incentive compensation. The parties expressly agree that the Key Employee Agreement between you and the Company dated as of September 24, 2001 (the "EMPLOYMENT AGREEMENT"), and the Severance Agreement between you and the Company dated as of October 25, 2002 (the "SEVERANCE AGREEMENT) are terminated and of no further force or effect as of September 1, 2005, and that payment by the Company in accordance with the terms of this Agreement shall be in full and complete satisfaction of any and all compensation that may be due to you in the nature of severance or separation pay, whether pursuant to the Employment Agreement, the Severance Agreement or otherwise, and that you shall have no claim to compensation or benefits under the Employment Agreement, Severance Agreement or any other agreement or arrangement with, or plan, policy program or practice of, the Company providing compensation or benefits in the event of termination of employment except as expressly set forth in this Agreement.

    (b) You will not continue to earn vacation or other paid time off after the date hereof. If you were participating immediately prior to the Transition Period then, during the Transition Period, the Company will contribute the full amount of the premium cost of participation for you and your eligible dependents in the Company's group health and dental plans. Except as expressly provided herein or by federal or state law, your participation in all employee benefit plans and programs of the Company will end as of the Separation Date, in accordance with the terms of those plans and programs.

8. STOCK OPTIONS. Your rights and obligations with respect to any stock options granted to you by the Company that are exercisable on the Separation Date shall be governed by the applicable stock option grants, agreements and plans and


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other restrictions or provisions generally applicable to options granted to
Company employees, as these may be amended from time to time by the Company. All stock options, if any, granted to you by the Company which are not exercisable on the Separation Date will be forfeited and cancelled as of that date.

9. CONFIDENTIAL INFORMATION. Notwithstanding anything to the contrary herein, you and the Company hereby agree the Confidential Information, Inventions and Noncompetition Agreement, dated as of September 24, 2001, by and between you and the Company (the "NON-COMPETITION AGREEMENT"), shall remain in full force and effect following the execution of this Agreement.

10. NON-DISPARAGEMENT AND CONFIDENTIALITY. You agree that you will not disparage or criticize the Company or its business, product candidates, officers, directors or employees, and that you will not otherwise do or say anything that could harm the interests or reputation of the Company or its employees.

11. RETURN OF DOCUMENTS. In signing this Agreement, you give the Company assurance that you will return to it, no later than the Separation Date, any and all documents, materials and information related to the business, whether present or otherwise, of the Company and all keys and other property of the Company in your possession or control. Further, you agree that after the Separation Date, you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation their electronic mail systems. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on its computer network or system.

12. ENTIRE AGREEMENT. This Agreement and the Noncompetition Agreement contain the entire agreement between you and the Company and replace all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, including, without limitation, the Employment Agreement and the Severance Agreement.

13. RELEASE OF CLAIMS.

    (a) In order to be certain that this Agreement will resolve any and all concerns that you might have, the Company requests that you carefully consider its terms, including the release of claims set forth below, and, in that regard encourages you to seek the advice of an attorney before signing this Agreement.

    (b) For and in consideration of the special pay and benefits to be provided to you under this Agreement, and as a condition of your receipt of such benefits, to which you would not otherwise be entitled, you, on your own behalf and on behalf of your heirs, beneficiaries, executors, administrators, representatives and assigns, and all others connected with or claiming through you, hereby release and forever discharge the Company and all of its past, present and future officers, directors, shareholders, general and limited partners, joint venturers, members, managers, employees, agents, predecessors, successors and assigns, and all others connected with any of them, and any and all benefit plans maintained by the Company and all


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    past, present and future representatives, agents, trustees, fiduciaries and administrators of such plans, both individually and in their official capacities, from any and all causes of action, rights or claims of any name or nature whatsoever (all, collectively, "Claims"), whether known or unknown, which you had in the past, now have, or might now have, through the date on which you sign this Agreement, including without limitation Claims in any way resulting from, arising out of or connected with your employment or its termination or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices statutes of the state or states in which you have provided services to the Company.

    (c) This Agreement, including the release of claims set forth the paragraph immediately above, creates legally binding obligations and the Company therefore encourages and advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other legal or tax advisors or members of your immediate family; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement. You acknowledge that in accordance with the requirements of the Older Workers Benefit Protection Act, the Company is providing you, in EXHIBIT B, a list of the job titles and ages of all employees who have been selected for layoff at this time and therefore are eligible for severance benefits, together with the job classifications and ages of all individuals who have not been selected for layoff and therefore are not eligible for severance benefits.


    If the terms of this Agreement are acceptable to you, please sign, date and return it to me within 45 days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by sending written revocation to the Company's Board of Directors. If you do not do so, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.


                                                 Sincerely,

                                                 MACROCHEM CORPORATION

                                                 By:  /s/ Robert J. DeLuccia


Accepted and agreed:

Signature:  /s/ T. Chan

Date:  9/13/05


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                                                                       EXHIBIT A

                                RELEASE OF CLAIMS


        For and in consideration of the Benefit Payment, as defined in the Agreement between me and MacroChem Corporation (the "COMPANY") dated September ___, 2005, and as a condition of my receipt of such benefits, to which I would not otherwise be entitled, I, on my own behalf and on behalf of my heirs, beneficiaries, executors, administrators, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and all of its past, present and future officers, directors, shareholders, general and limited partners, joint venturers, members, managers, employees, agents, predecessors, successors and assigns, and all others connected with any of them, and any and all benefit plans maintained by the Company and all past, present and future representatives, agents, trustees, fiduciaries and administrators of such plans, both individually and in their official capacities, from any and all causes of action, rights or claims of any name or nature whatsoever (all, collectively, "CLAIMS"), whether known or unknown, which I had in the past, now have, or might now have, through the date on which I sign this Release of Claims, including without limitation Claims in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices statutes of the state or states in which I have provided services to the Company .

        In signing this Release of Claims, I acknowledge that I have had at least forty five (45) days from the later of the date I received it or the date I gave or received notice of termination of my employment to consider the terms of this Release of Claims; that I have signed it following my last day of employment with the Company; that I am advised and encouraged by the Company to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I also acknowledge receipt of the list of the job titles and ages of all employees selected for layoff and therefore eligible for severance benefits, together with the job titles and ages of those not so selected, appended as EXHIBIT B. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Board of Directors of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

        Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: ________________________________________

Date Signed: ______________________________________



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                                                                       EXHIBIT B

       INFORMATION PROVIDED UNDER THE OLDER WORKER BENEFITS PROTECTION ACT

 The following information is being provided to you by MacroChem Corporation (the "COMPANY") in accordance with the Older Workers Benefit Protection Act (the "OWBPA") and in conjunction with the termination of your employment and the Company's offer to you of severance benefits under the Agreement between you and the Company dated September__ 2005 (the "AGREEMENT"), which benefits are conditioned on your signing (both as of the effective date of the Agreement and again as of the termination of your employment with the Company) effective waivers of claims in favor of the Company (as defined in the Agreement).

 All employees of the Company other than its Chief Executive Officer are eligible for severance benefits if their employment with the Company is permanently terminated and they otherwise meet the eligibility requirements set by the Company, which include a requirement that the employee signs a release of claims such as that contained in your Agreement with the Company.

 The OWBPA requires that the Company to inform you of the "decisional unit" used in determining who would be laid off at this time and to provide you a listing of the job titles and ages of all persons in that decisional unit selected for separation and those who were not. In this case, the decisional unit is the Company in its entirety.

 Following is a listing of the job titles and ages of all employees in the decisional unit who were selected for termination at this time and the job titles and ages of all employees in that unit who were not so selected:

--------------------------------------------------------------------------------
             JOB TITLE                AGE    # SELECTED    # NOT SELECTED
--------------------------------------------------------------------------------
Vice President of Research and        49         1               0
Development, Chief Technology
Officer
--------------------------------------------------------------------------------
Vice President and General Counsel    38         1               0
--------------------------------------------------------------------------------
Vice President, Chief Financial       61         1               0
Officer and Treasurer
--------------------------------------------------------------------------------
Vice President, Market Development    62         1               0
--------------------------------------------------------------------------------


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